EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Home Depot, Inc.:

We consent to the use of our reports dated March 11, 2005, with respect to the consolidated balance sheets of The Home Depot, Inc. as of January 30, 2005 and February 1, 2004, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of January 30, 2005, and the effectiveness of internal control over financial reporting as of January 30, 2005, and the use of our report dated May 6, 2004, with respect to the statements of net assets available for benefits of The Home Depot FutureBuilder as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended and related supplemental schedule, all incorporated herein by reference.

/s/ KPMG LLP

Atlanta, Georgia
May 27, 2005